Bullion Monarch Mining Stock Buyback and Earnings Report

January 24, 2008 4:00 PM MT

Orem, Utah – Bullion Monarch Mining, Inc., a natural resource company with mining interests in gold and oil, announced today that its Board approved a stock buyback program.  The Board authorized the repurchase of up to $1,000,000 of its common stock.  Bullion plans to fund the repurchase program from free cash flow.  The Company said the Buyback Program will be carried out through December 31, 2009 with no minimum number of shares.

The Company recently completed the 2nd Quarter of its 2008 fiscal year with reported earnings of two cents per share.  Based on production forecasts of its primary royalty revenue source, Newmont Mining’s Leeville gold operation in Northeastern Nevada, the Company expects earnings to exceed four cents per share for its full 2008 fiscal year ending April 30, 2008.

Shares of Bullion are trading on the OTC Bulletin Board with the symbol “BULM”.  For additional information about the Company, see www.bullionmm.com.

This Press Release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ, including, without limitation, adverse changes in current gold prices; and the continued development by Newmont Mining of its Leeville gold operation in Northeastern Nevada.

Contact Information

Rob Morris

(801) 426-8111

robmorris@bullionmm.com